Exhibit 99.1

Innovaro, Inc. Financial Plan Approved by NYSE MKT

Tampa, FL — (Business Wire) – October 23, 2012 – Innovaro, Inc. (NYSE MKT: INV) (the “Company”), The Innovation Solutions Company, announced today that on October 19, 2012, the Company received notice that the NYSE MKT LLC (the "Exchange") approved the Company’s plan for regaining compliance with Section 1003(a)(iii) of the Exchange Company Guide by December 12, 2013 (the “Equity Plan”). Previously, on August 16, 2012, the Exchange notified the Company that it was not in compliance with Section 1003(a)(iii) of the Exchange Company Guide because the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2012 and losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2011.

The Exchange had previously approved the Company’s plan for regaining compliance with Section 1003(a)(iv) of the Exchange Company Guide by November 30, 2012 (the “Financial Impairment Plan” and together with the Equity Plan, the “Plans”). The Company had violated Section 1003(a)(iv) of the Exchange Company Guide in that the Exchange believed that the Company had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.

Asa Lanum, the Company’s Chief Executive Officer, stated, “We are pleased with the NYSE MKT’s determination that we have demonstrated our ability to restore our financial condition and its approval of our Equity Plan. We will continue to work toward achieving compliance under both Plans.”

The Company may be able to continue the listing of its common stock on the Exchange while under each Plan, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with each Plan. If the Exchange determines that the Company is not making progress consistent with either Plan, then the Exchange may initiate delisting proceedings.

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223